Exhibit 99.1

Flux Power Appoints Cheemin Bo-Linn to its Board of Directors

25-Year Global Technology Veteran’s Appointment to Advance Commercial Rollout of Flux Power’s Sustainable Lithium-Ion Energy Storage Solutions for Fortune 500 Fleets

VISTA, Calif.—January 19, 2022 — Flux Power Holdings, Inc. (NASDAQ: FLUX), a developer of advanced lithium-ion battery packs for electrification of commercial and industrial equipment, today announced the appointment of Cheemin Bo-Linn, a global technology industry veteran, to its Board of Directors as an independent director, effective January 14, 2022. Ms. Bo-Linn will also serve as a member of the Audit Committee, Compensation Committee, and Nominating Committee. Ms. Bo-Linn’s appointment as an independent director increases the total number of board members to six, with four independent directors.

Ms. Bo-Linn currently serves as Chief Executive Officer of Peritus Partners, Inc., a valuation accelerator which also provides consulting and operations expertise in software (SaaS), IoT, mobile, and digital (analytics, marketing, e-commerce, supply chain, and cybersecurity). Previously, during her 20+ years in senior IBM executive roles, she led global teams as IBM’s VP of Industrial Sector/Electronics, responsible for IBM’s software, semiconductor chips, storage, and consulting services. Ms. Bo-Linn was recognized as one of the “Top 50 Directors” in the United States in 2019 by the National Association of Corporate Directors (NACD) and The Financial Times / Agenda named her one of the 2021 “Top 100” Diverse Directors in the Americas. In 2015, she was inducted into the Women in Technology International Professional Association “Hall of Fame” and was also named “Top Woman of Influence” by the Silicon Valley Business Journal. Ms. Bo-Linn has served on several boards as Lead Independent Director and Chair of every major committee, across the U.S., Canada, and Europe. Ms. Bo-Linn earned a doctorate degree in computer-based management information systems and organizational change from the University of Houston.

“We are privileged to welcome Cheemin to the Board, bringing diverse and valuable technology industry experience in manufacturing, software, clean tech, battery storage,” said Ron Dutt, Chief Executive Officer of Flux Power. “She joins us at an opportune time with her firsthand experience in the global industrial sector and product brand development, as well as leading global brands through hypergrowth and diversification. In addition, her expertise on environmental, social and corporate governance (ESG) strategies will support our expansion. Cheemin will help us increase the breadth and depth of our reach as a Company, positioning us to continue our growth and to create value for our shareholders.”

Bo-Linn added, “Flux Power has reached a key inflection point in its evolution, and I am honored to offer my insight as the Company continues its growth trajectory to meet the increasing demands for its lithium-ion battery packs and the addition of new customers and products. I look forward to working alongside Ron and the rest of the board to build its vision of electrification for the global material handling and industrial equipment sectors.”

About Flux Power Holdings, Inc.

Flux Power designs, manufactures, and sells advanced lithium-ion energy storage solutions for a range of industrial and commercial sectors including material handling, airport ground support equipment (GSE), and stationary energy storage. Our lithium-ion battery packs, including our proprietary battery management system (BMS) and telemetry, provide our customers with a better performing, lower cost of ownership, and more environmentally friendly alternative, in many instances, to traditional lead acid and propane-based solutions. Lithium-ion battery packs reduce CO2 emissions and help improve sustainability and ESG metrics for fleets. For more information, please visit www.fluxpower.com.

Forward-Looking Statements

This release contains projections and other “forward-looking statements” relating to Flux Power’s business, that are often identified using “believes,” “expects” or similar expressions. Forward-looking statements involve several estimates, assumptions, risks, and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include impact of COVID-19 on Flux Power’s business, results and financial condition; Flux Power’s ability to obtain raw materials and other supplies for its products at competitive prices and on a timely basis, particularly in light of the potential impact of the COVID-19 pandemic on its suppliers and supply chain; the development and success of new products, projected sales, deferral of shipments, Flux Power’s ability to fulfill backlog orders or realize profit from the contracts reflected in backlog sale; Flux Power’s ability to fulfill backlog orders due to changes in orders reflected in backlog sales, Flux Power’s ability to timely obtain UL Listing for its products, Flux Power’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance and purchase of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux Power believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux Power’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Flux Power assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power, and associated logos are trademarks of Flux Power Holdings, Inc. All other third-party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

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Contacts

Media & Investor Relations:
Justin Forbes
877-505-3589
info@fluxpower.com

External Investor Relations:

Chris Tyson, Executive Vice President
MZ Group - MZ North America
949-491-8235
FLUX@mzgroup.us
www.mzgroup.us